EXHIBIT 24.15

FSF
NOTARY PUBLIC OFFICE OF LISBON
FREDERICO SOARES FRANCO

POWER OF ATTORNEY

On the nineteenth day of April Two Thousand and Ten, at the Notary Public of Frederico Fernandes Soares Franco, at Avenida Fontes Pereira de Melo, number twenty-one, third floor, in Lisbon, it appeared before me, the respective Notary, as grantor:

- RUI JORGE PAIS PEREIRA, married born at the parish of Socorro, county of Lisbon, resident at Rua Hernâni Cidade, n.° 17, in Algueirão, bearer of the National Document of Identification number 2.200.444, issued the 13-05-2005 by the SIC of Lisbon :

Who grants in the quality of manager with powers for the act, in representation of the quoats company with the firm “GENERAL MARITIME MANAGEMENT (PORTUGAL), LDA”, with headquarters at Largo Rafael Bordalo Pinheiro, n.° 20, 3.°, at parish of Sacramento, county of Lisbon, with the share capital of twenty five thousand euros, with the single matriculation and collective entity number 502.745.304;

_____ quality and powers invoked that I verified being mentioned, on the permanent on-line commercial certificate, accessible trough www.portaldaempresa.pt, by the minutes number 53, of the Shareholders Assembly dated 16-04-2010, document that was exhibited to me ___________________________________________________________ ____________

I verified the identity of the executor through the exhibition of the referred document of identification.

BY THE GRANTOR WAS SAID:

That through the present instrument he appoints, as attorneys of the represented company, John P. Tavlarios, married, President of General Maritime Corporation, with professional residence at 299 Park Avenue, New York, NY 10171, United States of America and Jeffrey D. Pribor, married, with professional residence at 299 Park Avenue, New York, NY 10171, United States of America, to whom he grants powers to, individually or jointly, with the capacity to assign the powers one or more times in one or more attorneys, in name and representation of the Company to execute and to sign in any and all “registration Statements”, namely the Form S-4 (the “Registration Statement”, in the original in English language), to be executed by General Maritime Corporation, (including any and all of its modifications, amendments and connected documents of any kind), before the Securities and Exchange Commission, in transactions of which the Company is a part, before any and all Financing Institutions, Banks or of whatever nature, public or private, in all jurisdictions including the United States of America, as well as to do all and any acts necessary of convenient for the execution of this transaction.

That this power of attorney will remain in force until it is duly revoked by the Company and the aforesaid attorneys notified are notified of such fact by fax or registered courier.

And so he has declared and executed, through presented draft_____________

The contents of the present instrument was explained to the executor, the reading of same having been waived by the intervenient, who declared to me to have read it and to have knowledge of its contents.

signature of the grantor

/s/ Rui Jorge Pais Pereira

The Notary

/s/ Frederico Soares Franco

Account registered under n.° 397

A receipt has been issued